UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

April 3, 2018

Date of Report (Date of earliest event reported)

CBIZ, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32961	22-2769024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6050 Oak Tree Boulevard, South, Suite 500

Cleveland, Ohio 44131

(Address of principal executive offices, including zip code)

216-447-9000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 3, 2018, CBIZ, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “2018 Credit Facility”) by and among CBIZ Operations, Inc. (the “Borrower”), CBIZ, Inc., and Bank of America, N.A., as administrative agent (the “Agent”), and the other financial institutions from time to time party thereto (collectively, the “Lenders”). The 2018 Credit Facility amends the Credit Agreement, dated as of July 28, 2014, as amended by the First Amendment to Credit Agreement, dated as of April 10, 2015, and as amended by the Second Amendment to Credit Agreement, dated as of November 3, 2015 (the “2014 Credit Facility”).

The 2018 Credit Facility extends the maturity date from July 26, 2019 to April 2, 2023, and continues to provide for a $400 million revolving loan commitment. The 2018 Credit Facility improves the Company’s borrowing margin and increases the flexibility of certain covenant baskets, as compared to the 2014 Credit Facility. The foregoing description of the 2018 Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the 2018 Credit Facility, which is attached as Exhibit 10.1 hereto, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Credit Agreement, dated as of April 3, 2018, by and among CBIZ Operations, Inc., CBIZ, Inc., Bank of America, N.A., as administrative agent, and the other financial institutions from time to time party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 5, 2018	CBIZ, INC.

	By:	/s/ Ware H. Grove
	Name:	Ware H. Grove
	Title:	Chief Financial Officer